Niloofar Razi Howe Joins Tenable Board of Directors

COLUMBIA, Md. (May 27, 2021) — Tenable®, the Cyber Exposure company, today announced that it has appointed Niloofar Razi Howe as an independent director to its board of directors, effective May 25, 2021.
“With her expertise in cybersecurity and a track record of leading corporate strategy and global expansion at high-growth companies, Niloo is a key addition to the Tenable board,” said Amit Yoran, chairman and chief executive officer, Tenable. “We are thrilled to work with Niloo as we expand Tenable’s platform with best-in-class solutions to help customers pursue their digital transformation agendas, cloud-focused initiatives and zero-trust architectures.”
Currently, Howe is a senior operating partner at Energy Impact Partners, a VC fund investing in companies shaping the energy landscape of the future. She also serves on the boards of directors of Morgan Stanley Private Bank, NA and Morgan Stanley Bank, NA, Pondurance (as Executive Chair), Recorded Future, Swimlane, and Tamr. She is a life member at the Council on Foreign Relations and a Fellow, International Security Initiative at New America, a nonprofit, nonpartisan think tank.
“Tenable has consistently raised the bar in cybersecurity. That’s why more than thirty thousand of the world’s most respected organizations trust Tenable to help them understand how to reduce cyber risk to their businesses,” said Howe. “Modern organizations, be they public or private, require holistic visibility across the entire enterprise -- cloud environments, traditional servers, remote workers on personal devices -- and that’s what Tenable delivers. I look forward to working with the Tenable team to help them realize their Cyber Exposure vision.”
Previously, Howe served as chief strategy officer and senior vice president of strategy and operations at RSA, a global cybersecurity company. She served as the chief strategy officer of Endgame (acquired by Elastic), a leading enterprise software security company, where she was responsible for driving market and product strategy, and spent twelve years leading deal teams in private equity and venture capital. Howe graduated with honors from Columbia College and holds a JD cum laude from Harvard Law School.
About Tenable
Tenable® is the Cyber Exposure company. Over 30,000 organizations around the globe rely on Tenable to understand and reduce cyber risk. As the creator of Nessus®, Tenable extended its expertise in vulnerabilities to deliver the world’s first platform to see and secure any digital asset on any computing platform. Tenable customers include more than 50 percent of the Fortune 500, more than 30 percent of the Global 2000, and large government agencies. Learn more at www.tenable.com.
Media Contact:
tenablepr@tenable.com